Exhibit 99.1

Financial Institutions, Inc. Announces Completion of $80.0 Million Private Placement of Subordinated Notes

The 2025 notes bear interest of 6.50% for the first five years and the net proceeds allow the Company to redeem $65.0 million of outstanding debt currently bearing interest above 8%

WARSAW, N.Y., December 11, 2025 — Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”), parent company of Five Star Bank and Courier Capital, LLC, today announced completion of a private placement of $80.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes due 2035 (the “Notes”) to qualified institutional buyers and accredited institutional investors.

The Notes have a maturity date of December 15, 2035 and bear interest, payable semi-annually, at the rate of 6.50% per annum, until December 15, 2030. Commencing on that date, the interest rate will reset quarterly to an interest rate per annum equal to the then current three-month Secured Overnight Financing Rate (“SOFR”) plus 312 basis points, payable quarterly until maturity. The Company is entitled to prepay the Notes, in whole or in part, at any time on or after December 15, 2030, and to prepay the Notes in whole or in part at any time upon certain other specified events. The Notes received a BBB- rating from Kroll Bond Rating Agency, which recently revised the Company’s long-term outlook to Stable, reflecting sustained improvement in its profitability and enhanced capital position.

The Company intends to use the net proceeds to redeem the $65.0 million in outstanding debt issuances from 2015 and 2020, as well as for general corporate purposes. The $65.0 million in outstanding debt includes $35.0 million that began repricing quarterly on October 15, 2025, and which currently bears interest of approximately 8.17%, in addition to $30.0 million that began repricing quarterly on April 15, 2025, and which currently bears interest of approximately 8.11%.

“We are pleased with the successful completion of this subordinated debt offering, which allows us to refinance existing issuances at more attractive rates, while providing additional capital for thoughtful deployment as we remain focused on creating long-term value for our shareholders,” said Martin K. Birmingham, President and Chief Executive Officer. “Given the additional $80.0 million of capital that will be on our balance sheet at year-end and our intent to call the outstanding $65.0 million in the first quarter, we do expect the Company’s Total Risk-Based Capital ratio to be temporarily elevated by approximately 150 basis points at year-end.”

In connection with the issuance and sale of the Notes, the Company entered into registration rights agreements with the purchasers of the Notes pursuant to which the Company has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended (the “Securities Act”), with substantially the same terms as the Notes.

Exhibit 99.1

Piper Sandler & Co. served as sole placement agent for the offering. Luse Gorman, PC served as legal counsel to Financial Institutions, Inc. and Hogan Lovells US LLP served as legal counsel to Piper Sandler & Co.

About Financial Institutions, Inc.
Financial Institutions, Inc. (NASDAQ: FISI) is a financial holding company with approximately $6.3 billion in assets as of September 30, 2025, offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

Safe Harbor Statement

This press release contains forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "anticipate," "believe," "continue," "estimate," "expect," "focus," "forecast," "intend," "may," "plan," "preliminary," "should," "target" or "will." Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; inflation; tariffs; changes in deposit flows and the cost and availability of funds; fraudulent deposit activity; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint; the effects of mergers and acquisitions activities, including the Company’s ability to successfully complete and integrate acquisitions and realize expected benefits; the Company's reliance on dividends from its subsidiaries; effects of changes in accounting principles and guidance; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company's customers; legal and regulatory proceedings, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in laws, regulations and the regulatory environment and the Company's compliance with regulatory requirements; general economic and credit market conditions nationally and regionally; and macroeconomic volatility related to global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language and risk factors included in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Investors should not place undue reliance on forward-looking statements. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

Exhibit 99.1

For additional information contact:

Kate Croft

Director of Investor Relations and Corporate Communications

(716) 817-5159

FISI-Investors@Five-StarBank.com